Exhibit 99.1

Victory Energy Announces Third Quarter 2016 Financial Results

AUSTIN, TX--(November 14, 2016) - Victory Energy Corporation (OTCQB: VYEY) ("Victory" or "the Company"), a growth stage, Exploration and Production Company, today announced operating results for the three months ended September 30, 2016.

Third Quarter Highlights

•	Received investment capital of $400,000 from Aurora partner Navitus Energy Group (NEG) during the three months ended September 30, 2016.

•	Decreased general and administrative expenses by 80% compared to the third quarter of 2015.

•	At September 30, 2016, the Company held a working interest in 30 gross wells located in the states of Texas and New Mexico.

"We remain focused on our previously communicated growth through acquisitions strategy, and during the last six months have been actively reviewing prospect acquisition targets”, stated Kenny Hill, CEO of Victory Energy. “The continuing volatility of oil prices is putting significant stress on the proved reserve valuations of the prospects we are seeing.  In the last 60-days alone, oil has seen highs above $53 and lows near $42. These very large percentage swings make it difficult for small E&P companies to match equity capital with the sellers perceived value of the assets being offered.  However, even with these swings, the number of acquisition targets and the amount of equity capital coming into the market continues to accelerate.  Our capital markets relationships should help us move quickly as properly valued targets become more available" continued Mr. Hill.
"Our long-time Aurora partner, Navitus Energy Group (NEG), has contributed $1,372,000 of investment capital this year to support ongoing operations support, a valuable relationship as we pursue partnerships for the acquisition and development of new properties," said Mr. Hill.  Victory Energy is an independent, growth-oriented oil and natural gas Company focused on acquiring, developing and producing oil and natural gas properties generally in multiple plays. Through its partnership interest in Aurora Energy Partners, the company can acquire needed capital when ideal projects, with specific capital return and development profiles become available.
Oil and natural gas revenues decreased $79,383 or 52% from $152,448 to $73,065 for the three months ended September 30, 2016 compared to the three months ended September 30, 2015. The decline is primarily the result of a decrease in the total aggregate working interests held by Victory Energy as well as with the decline in oil and natural gas commodity prices.

Lease operating expenses decreased $16,694 to $20,585 or 45% from $37,279 for the three months ended September 30, 2016. The decline is primarily the result of a decrease in the total aggregate working interests held by the Company.

General and administrative expenses decreased $751,147 or 80% to $190,675 for the three months ended September 30, 2016 from $941,822 for the three months ended September 30, 2015. The decrease is primarily due to merger and merger termination costs that were incurred in the prior year.

Net loss attributable to Victory Energy was $195,516, a loss of $0.01 per share, for the three months ended September 30, 2016 compared to a net loss of $882,609 or $0.03 per share for the prior year. The weighted average shares outstanding at September 30, 2016 were 31.2 million shares compared to 29.8 million as of September 30, 2015.

About Victory Energy
Victory Energy Corporation (VYEY), is a public held, independent growth-oriented oil and gas exploration and production company based in Austin, Texas, with additional resources located in Midland, Texas. The company has historically been focused on the acquisition and development of unconventional resource play opportunities in the Permian Basin, the Eagle Ford shale of South Texas and other strategically important areas that offer predictable economic outcomes and long-lived reserve characteristics, but will pursue opportunistic acquisitions in other areas. The company asset portfolio includes both vertical and horizontal wells in prominent formations such as the Eagle Ford, Austin Chalk, Woodbine, Spraberry, Wolfcamp, Wolfberry, Mississippian, Cline, Fusselman and Ellenberger. Victory has a seasoned management team with extensive industry relationships to help grow the company. For more information about the company please visit www.vyey.com.

Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words "will," "potential," "believe," "estimated," "intend," "expect," "may," "should," "anticipate," "could," "plan," "project," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Among these forward-looking statements are statements regarding EURs, estimated BOE, estimated future gross undiscounted cash flow and estimated drilling and completion costs. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, our ability to successfully complete pending acquisitions, integrate them with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, changes to drilling plans and schedules by the operators of prospects, overruns in costs of operations, hazards, delays, and any other difficulties related to drilling for and producing oil or gas, the price of oil, NGLs, and gas, results of marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, and other factors described in the Company's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company's other filings with the Securities and Exchange Commission ("SEC") that are available on the SEC's website at www.sec.gov, and on the Company's website at www.vyey.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Relations Contact
Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us